EXHIBIT 10.59

2011Management Incentive Plan

Purpose of the Plan
The purpose of the US Ecology, Inc. 2011 Management Incentive Plan (“Plan” or “MIP”) is to provide specified employees with incentive compensation consistent with the interests of US Ecology, Inc. stockholders for the 2011 calendar year (“Performance Period”).

Eligibility
Eligibility in the Plan is limited to designated employees (“Participants”) of US Ecology Inc. and its subsidiaries (the “Company”). For purposes of the Plan, the Compensation Committee of the Company’s Board of Directors is the Plan Administrator.

Each Participant shall be assigned an Initial Base Percentage (“IBP”) which is the amount of potential MIP Award available at 100% achievement of all MIP targets expressed as a percent of annual salary. Each Participant will also be assigned an Excess Percentage (“EP”) which is the amount that the MIP Award increases for each percentage point achievement beyond the MIP targets. A listing of Participants with their respective IBP and EP shall be maintained and administered by the Chief Financial Officer (“CFO”) and shall provide such listing to the Plan Administrator from time to time, but not less than once per year. Participation in the Plan supersedes any prior plans or agreements either written or verbal.

Except in the event of the Participant’s death, to be eligible for the incentive award (“Award”) under the Plan, a Participant must have been employed on a full-time basis by the Company during 2011 and must be employed on the date of any payment under the Plan.  Plan Participants whose employment with the Company began during the 2011 Performance Period may be eligible for an Award on a pro rata basis, provided the CEO or Plan Administrator has approved participation and other conditions of the Plan are met. For the sake of clarity, Plan Participants whose employment with the Company has been terminated, for any reason whatsoever (except for death), prior to the payment of any Award, shall not be eligible to receive any Award payment hereunder.

  Participant Groups

  The Plan provides for 3 Participant categories for 2011.

A.
Named Executive Officers - This category include the CEO, CFO, Senior Vice Presidents and Vice Presidents. Fifty percent (50%) of the Award shall be based on the Company achieving operating income objectives, taking into account the cost of such Award. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the Board of Directors, based on team work, achievement of established annual priorities, company-wide regulatory compliance, company-wide health and safety performance, effective use of Company resources and other evaluative factors as determined by the Board of Directors in its sole discretion.

B.
Operating Facility Management - This category includes the General Managers, Facility Managers, Operations Managers, Environmental Managers or other key personnel at the Companies operating facilities. Fifty percent (50%) of any Award shall be based upon achievement of Company operating income objectives, taking into account the cost of such Award, twenty-five percent (25%) shall be based on site operating income, and up to an additional twenty-five percent (25%) shall be awarded, at the discretion of the CEO based on achievement of established annual priorities, regulatory compliance, health and safety program effectiveness, effective use of Company resources, completion of approved capital projects within budget and on schedule, development of recommendations for out year permit expansions, investments in operating facility plant and equipment, team work or other evaluative factors as determined by the CEO in his sole discretion.

C.
Key Corporate/Non-Facility Management - This category include corporate directors, department managers, and key supervisors. Fifty percent (50%) of the Award shall be based on the Company achieving operating income objectives, taking into account the cost of such Award. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO, based on team work, effective support of sales, achievement of established annual priorities, company-wide regulatory compliance, company-wide health and safety performance, effective use of Company resources and other evaluative factors as determined by the CEO in his sole discretion.

Awards and Achievement Targets

Awards shall be based on achievement of the above described components (Company performance, Site performance, and/or discretionary).  The MIP begins to accrue benefits at achievement of 85% of target for each component of the MIP (Company or Site).  For every percentage point increase in achievement over 85% (i.e. beginning at 85.1%), a MIP participant can earn 5% of their MIP targeted payout for the Company and Site performance target up to 99%. Upon 100% achievement of target, IBP is paid.  By way of example, an operating facility MIP participant with a base salary of $100,000 per year who has a targeted IBP of 35% at 100% achievement of target would receive the following non-discretionary amounts based on various levels of achievement:

Company (50%)					Site (25%)
Achievement	% of Bonus	Cum	Payout %	Payout $	Achievement	% of Bonus	Cum	Payout %	Payout $
85.00%	0%				85.00%	0%
86.00%	5%	5%	0.88%	875	86.00%	5%	5%	0.44%	438
87.00%	5%	10%	1.75%	1,750	87.00%	5%	10%	0.88%	875
88.00%	5%	15%	2.63%	2,625	88.00%	5%	15%	1.31%	1,313
89.00%	5%	20%	3.50%	3,500	89.00%	5%	20%	1.75%	1,750
90.00%	5%	25%	4.38%	4,375	90.00%	5%	25%	2.19%	2,188
91.00%	5%	30%	5.25%	5,250	91.00%	5%	30%	2.63%	2,625
92.00%	5%	35%	6.13%	6,125	92.00%	5%	35%	3.06%	3,063
93.00%	5%	40%	7.00%	7,000	93.00%	5%	40%	3.50%	3,500
94.00%	5%	45%	7.88%	7,875	94.00%	5%	45%	3.94%	3,938
95.00%	5%	50%	8.75%	8,750	95.00%	5%	50%	4.38%	4,375
96.00%	5%	55%	9.63%	9,625	96.00%	5%	55%	4.81%	4,813
97.00%	5%	60%	10.50%	10,500	97.00%	5%	60%	5.25%	5,250
98.00%	5%	65%	11.38%	11,375	98.00%	5%	65%	5.69%	5,688
99.00%	5%	70%	12.25%	12,250	99.00%	5%	70%	6.13%	6,125
100.00%	30%	100%	17.50%	17,500	100.00%	30%	100%	8.75%	8,750

For the sake of clarity, if the Company does not achieve 85% its annual MIP Target, but a Site has 85% achieved its target, the Site participants would be eligible for 25% of their potential payout (25% site achievement) excluding any discretionary MIP paid or withheld.

In the event the Company or the Site exceeds either target performance goal the Supervisory Management Participants will be eligible for an additional Award payment calculated by multiplying the Participants’ respective salaries by the EP for every 1% over the respective target performance goal.

Any and all Awards shall be based on the availability of the Company’s final Audited Financial Statements for the Performance Period. For purposes of the Plan, “Operating Income” is defined as Gross Profit less Selling, General and Administrative Expenses after any accrual for all Awards.

The Company shall pay Awards, if any, to Plan Participants upon certification by the CEO and/or CFO that such payments are authorized by the Plan Administrator and all applicable criteria contained herein have been met. All Award payments shall be made within a reasonable time after approval and availability of the Company’s final Audited Financial Statements for the Performance Period.

  Procedure

The Plan Administrator shall have full power, discretion and authority to administer and interpret the Plan, including the calculation and verification of all Awards, and to establish rules and procedures for its administration, as the Plan Administrator deems necessary and appropriate. Any interpretation of the Plan or other act of the Plan Administrator in administering the Plan shall be final and binding on all Plan Participants. No member of the Plan Administrator or the Board of Directors shall be liable for any action, interpretation or construction made in good faith with respect to the Plan. No member of the Plan Administrator shall participate in the Plan. The Company shall indemnify, to the fullest extent permitted by law, each member of the Board who becomes liable in any civil action or proceeding with respect to decisions made relating to the Plan. The CFO shall provide the Plan Administrator with a year-end report of Participants in the Plan and their respective IBP, EP, or any other information that the Plan Administrator may request.

A Plan Participant may be removed from the Plan or have the Award adjusted, including no right to any Award under the Plan, if it is determined in the discretion of the CEO or Plan Administrator that any of the following have occurred:

i.	Insubordination, misconduct, malfeasance or any formal disciplinary action taken by the Company during the Performance Period or prior to payment.

ii.
Disability. Should a Participant not be actively at work for an extended period of time due to an illness or injury, in such a way as to qualify for long-term disability benefits, he/she may not receive an Award.

iii.
Demotion. If a Plan Participant is removed from the Participant group that made him or her an eligible Participant under the Plan at any time during the Performance Period, then such employee shall be deemed to be ineligible for participation in the Plan and shall not receive any Award under the Plan.

Employees may be added to the Plan or Participants may have the participation Award level modified (up or down) based on the discretion of the CEO or the Plan Administrator, including for promotion, new hires, or change in responsibilities, except that any changes to Named Executive Officer’s participation in the Plan must be approved by the Plan Administrator and the Company’s Board of Directors.  The Plan Administrator shall be notified, in the ordinary course of business (e.g. next scheduled meeting of the Compensation Committee), of any such changes for non-Named Executive Officers.

Miscellaneous Provisions

i.
Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Company on a full-time, part-time or other basis or alter their at-will employment status or affect any employment contract, if any. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan unless such right or claim has specifically been granted by the Plan Administrator under the terms of the Plan.

ii.
Plan Administrator’s Final Decision. Any interpretation of the Plan and any decision on any matter pertaining to the Plan that is made by the Plan Administrator in its discretion in good faith shall be binding on all persons.

iii.
Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

iv.
Interests Not Transferable. Any interest of a Participant under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution. Notwithstanding the foregoing, if a Plan Participant dies during the Performance Period, or prior to payment of the Award, then a pro rata portion of the Award that would otherwise be paid to such deceased Participant if such Participant were to remain in the active employment of the Company until the date of Payment of such Award shall be paid to the deceased Participant’s beneficiary, as designated in writing by such Participant; provided however, that if the deceased Participant has not designated a beneficiary then such amount shall be payable to the deceased Participant’s estate.  Payment to a Participant’s estate or beneficiary pursuant to this Section 5(d) shall be made in 2011.

v.
Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

vi.
Withholding. The Company will withhold from any amounts payable under the Plan applicable withholding including federal, state, city and local taxes, FICA and Medicare as shall be legally required. Additionally, the Company will withhold from any amounts payable under the Plan, the applicable contribution for the Participant’s 401(k) Savings and Retirement Plan as defined in the 401(K) Plan description protected under ERISA.

vii.
Effect on Other Plans or Agreements. Payments or benefits provided to a Plan Participant under any stock, deferred compensation, savings, retirements or other employee benefit plan are governed solely by the terms of each of such plans.

Effective Date

This Plan is effective as of January 1, 2011.

BENEFICIARY DESIGNATION FORM

I hereby designate the following person or persons as Beneficiary to receive any management incentive Award payments due under the attached US Ecology Inc. 2011 Supervisory Management Incentive Plan, effective January 1, 2011, in the event of my death, reserving the full right to revoke or modify this designation, or any modification thereof, at any time by a further written designation:

Primary Beneficiary

Name of Individual	Relationship to Me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

Provided, however, that if such Primary Beneficiary shall not survive me by at least sixty (60) days, the following shall be the Beneficiary:

Contingent Beneficiary

Name of Individual	Relationship to Me	Birth Date (if minor)

Address

This beneficiary designation shall not affect any other beneficiary designation form that I may have on file with the Company regarding benefits other than that referred to above.

Date

Name

Signature